SCHEDULE
to the
ISDA Master Agreement

dated as of February 14, 2006

between

THE ROYAL BANK OF SCOTLAND PLC,
a company incorporated under the laws of Scotland
(“Party A”)

and

FORD CREDIT AUTO OWNER TRUST 2006-A,
a Delaware statutory trust
(“Party B”)

Part 1.	Termination Provisions.

(a)	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),	Not applicable.
Section 5(a)(vi),	Not applicable.
Section 5(a)(vii),	Not applicable.
Section 5(b)(iv),	Not applicable.

in relation to Party B for the purpose of:

Section 5(a)(v),	Not applicable.
Section 5(a)(vi),	Not applicable.
Section 5(a)(vii),	Not applicable.
Section 5(b)(iv),	Not applicable.

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement unless another meaning is specified here: No change from Section 14.

(c)
The “Breach of Agreement” provisions of Section 5(a)(ii), the “Misrepresentation” provisions of Section 5(a)(iv) and the “Default under Specified Transaction” provisions of Section 5(a)(v) will not apply to Party B.

(d)	The “Credit Support Default” provisions of Section 5(a)(iii) will not apply to Party A and will not apply to Party B.

(e)	The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A and will not apply to Party B.

(f)	For purposes of Section 6(b), only Party B may designate an Early Termination Date in respect of a “Tax Event” or“Tax Event Upon Merger” of Sections 5(b)(ii) and 5(b)(iii), respectively.

(g)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A or to Party B.

(h)	The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A or to Party B.

(i)	Payments on Early Termination. For the purpose of Section 6(e):

(i)
Market Quotation will apply unless Party A is the Defaulting Party or the Affected Party and Party B has contracted to enter into a replacement Transaction on or prior to the Early Termina-tion Date, in which event Loss will apply.

(ii)	The Second Method will apply.

(iii)
Notwithstanding anything to the contrary set forth in the Agreement, if (1) Party B designates an Early Termination Date pursuant to Part 5(m) or 5(o) in respect of which any Transaction is a Terminated Transaction and (2) Party B enters into a replacement transaction with a third party on or before such Early Termination Date, then (x) the amount, if any, payable by Party B to Party A in respect of such Early Termination Date and such Transaction will not exceed the amount received by Party B from such third party in consideration of entering into such replacement transaction and (y) the amount, if any, payable by Party A to Party B in respect of such Early Termination Date and such Transaction will not be less than the amount payable by Party B to such third party in consideration of entering into such replacement transaction.

(j)	“Termination Currency” means United States Dollars.

(k)	Additional Termination Event will apply. Each of the following will constitute an Additional Termina-tion Event pursuant to Section 5(b)(v):

(i)
Any acceleration of the Notes pursuant to Section 5.2(a) of the Indenture (provided such acceleration has not been rescinded pursuant to Section 5.2(b) of the Indenture) and liquidation of the Indenture Trust Estate with Party B as the sole Affected Party;

(ii)
Any amendment or supplement to the Indenture or to the Sale and Servicing Agreement that would materially adversely affect any of Party A’s rights or obligations under this Agreement or any Transaction that is made without the consent of Party A, which consent will not be unreasonably withheld; provided that Party A’s consent will be deemed to have been given if Party A does not object in writing within 10 Business Days of receipt of a written request for such consent, with Party B as the sole Affected Party;

(iii)	Failure of Party A to comply with the requirements of Part 5(m), with Party A as the sole Affected Party; and

(iv)	Failure of Party A to comply with the requirements of Part 5(o), with Party A as the sole Affected Party.

Part 2.	Tax Representations.

(a)	Payer Tax Representations. For the purpose of Section 3(e), each of Party A and Party B makes the following representation:

It is not re-quired by any ap-pli-ca-ble law, as modi-fied by the prac-tice of any relevant govern-mental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e)) to be made by it to the other party under this Agreement. In making this representa-tion, it may rely on (i) the accuracy of any repre-sentation made by the other party pursuant to Section 3(f), (ii) the satisfaction of the agree-ment contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursu-ant to Section 4(a)(i) or 4(a)(iii), and (iii) the satisfaction of the agreement of the other party contained in Section 4(d), provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of mate-rial prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f):

(i)	Party A makes the following representations: It is a tax resident of the United Kingdom.

(ii)
Party B makes the following representations: It is a United States Person for U.S. federal income tax purposes and either (a) is a financial institution (within the meaning of Treasury Regulations section 1.1441-1(c)(5)) or (b) is not acting as an agent for a person that is not a United States Person for U.S. federal income tax purposes, including IRS Form W-9, Form 8ECI or Form W-8BEN, as applicable.

Part 3.	Agreement to Deliver Documents.

(a)	For purposes of Section 4(a)(i) and (ii), each party agrees to deliver the following documents, as applicable:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A and Party B
Any form or document that may be required or reasonably requested in order to allow the other party to make a payment under this Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate.
On the date of this Agreement, and promptly upon the earlier of (i) reasonable demand by the other party and (ii) learning that the form or document is required.

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A	Annual audited financial statements prepared in accor-dance with gen-erally ac-cepted ac-counting prin-ci-ples in the country in which the party is organized.	Promptly upon Party B’s request.	Yes
Party A and Party B
Certificate or other docu-ments evidencing the author-ity of the party en-tering into this Agree-ment or a Confir-mation, as the case may be, including copies of any board reso-lutions and appropri-ate certificates of incum-bency as to the of-ficers execut-ing such documents.

		At or promptly follow-ing the execution of this Agreement.	Yes
Party A and Party B	Opinions of coun-sel in form and substance ac-cept-able to the other party.	At or promptly follow-ing the execution of this Agreement.	No
Party A
If Party B notifies Party A that the "significance percentage" as computed by Party B in accordance with Regulation AB is or becomes 10% or greater, Party A will provide to Party B the financial data relating to Party A required to be disclosed by Party B in Party B's reasonable judgment pursuant to Item 1115 of Regulation AB.

		Promptly upon request of Party B.	Yes
Party A	A certificate of an authorized person of Party A certifying that the information provided by Party A to Party B for use in the Prospectus is true and accurate in all material respects.	Upon execution of this Agreement	Yes

Part 4.	Miscellaneous

(a)	Addresses for Notices:

(1) TO PARTY A:

For the purpose of Section 12(a), notices will be delivered to the following address:

Address:	c/o RBS Financial Markets, Level 4, 135 Bishopsgate, London, EC2M 3UR
Attention:	Swaps Administration
Telephone:	020 7085 5000
Fax:	020 7085 5050

Any notice delivered for purposes of Sections 5, 6 and 7 will be delivered to the following address:

Address:	c/o RBS Financial Markets
Level 7, 135 Bishopsgate
London EC2M 3UR
Attention:	Head of Legal, Financial Markets
Telephone:	44 207 085 5000
Facsimile:	44 207 085 8411

With a copy to:

Address:	600 Steamboat Road
Greenwich, CT 06830
Attention:	Legal Department - Derivatives Documentation
PhoneNo.:	203-618-2531/32
Facsimile No.:	203-618-2533/34

(2)	TO PARTY B:

For the purpose of Section 12(a), notices will be delivered to the address or facsimile number specified in the Confirmation of such Transaction. Any notice delivered for purposes of Sections 5, 6 and 7 will be delivered to the following address:

U.S. Bank Trust National Association,
   as Owner Trustee for
Ford Credit Auto Owner Trust 2006-A
300 Delaware Avenue, Ninth Floor
Wilmington, Delaware 19801
Attn: Corporate Trust Administration
Telephone: (302) 552-3200
Fax: (302) 552-3129

with copies to:

The Bank of New York,
as Indenture Trustee for
Ford Credit Auto Owner Trust 2006-A
101 Barclay Street
Floor 8 West
New York, New York 10286
Attn: Structured Finance Services -
Asset Backed Securities, Ford 2006-A
Telephone: (212) 815-4389
Fax: (212) 815-2493

and

Ford Motor Credit Company
One American Road, Suite 2411
Dearborn, Michigan 48126
Attention: Corporate Secretary
Telephone: (313) 323-1200

Fax: (313) 248-7613

and

Ford Motor Credit Company
c/o Ford Motor Company WHQ
One American Road, Suite 801-C1
Dearborn, Michigan 48126
Attention: Securitization Operations Supervisor
Telephone: (313) 594-3495
Fax: (313) 390-4133

(b)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply.

(d)	Multibranch Party. For the purpose of Section 10:

(i)	Party A is not a Multibranch Party.

(ii)	Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party B.

(f)	Credit Support Document.

Party A: Not Applicable.

Party B: Not Applicable.

(g)	Credit Support Provider.

Party A: Not Applicable.

Party B: Not Applicable.

(h)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) will apply to all Transactions under this Agreement.

(j)	“Affiliate” will have the meaning specified in Section 14.

(k)
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, its right to have a jury trial in respect to any proceedings related to this Agreement. Each party certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver.

Part 5.	Other Provisions.

(a)
Non-Reliance. In connection with the negotiation of, the entering into, and the execution of this Master Agreement, any Credit Support Document to which it is a party, each Transaction and any other documentation relating to this Master Agreement to which it is a party or that is required by this Master Agreement to deliver, each of Party A and Party B represents and agrees that:

(i)
it is not relying (for the purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to this Master Agreement, such Credit Support Docu-ment, each Transaction or such other documentation other than the representa-tions expressly set forth in this Master Agree-ment, such Credit Support Document and in any Confirmation;

(ii)
it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions (including deci-sions regarding the suitability of any Transaction pursuant to this Master Agreement) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party to this Master Agreement, such Credit Support Document, each Transaction or such other documentation;

(iii)
it has a full understanding of all the terms, conditions and risks (economic and other-wise) of the Master Agreement, such Credit Support Document, each Transaction and such other documentation and is capable of assuming and willing to, and will, assume (financially and otherwise) those risks;

(iv)	it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act (7 U.S.C. 1a), as amended by the Commodity Futures Modernization Act of 2000;

(v)
it is entering into this Master Agreement, such Credit Support Document, each Transac-tion and such other documentation for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business;

(vi)
it is entering into this Master Agreement, such Credit Support Document, each Transac-tion and such other documentation as principal, and not as agent or in any other capacity, fiduciary or otherwise; and

(vii)
the other party to this Master Agreement, such Credit Support Document, each Transac-tion and such other documentation (a) is not acting as a fiduciary or financial, investment or commodity trading advisor for it, (b) has not given to it (directly or indirectly through any other person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, finan-cial, accounting or otherwise) of this Master Agree-ment, such Credit Support Document, each Transaction or such other documentation, and (c) has not committed to unwind the Transactions.

(b)	Tax Provisions.

The definition of Tax Event, Section 5 (b)(ii), is hereby modified by adding the following provision at the end thereof:

“provided, however, that for purposes of clarification, the parties acknowledge that the introduction or proposal of legislation will not, in and of itself, give rise to a presumption that a Tax Event has occurred.”

(c)
Deduction or Withholding for Tax. Party B will not be required to pay to Party A any amount relating to Indemnifiable Taxes pursuant to Section 2(d)(i)(4). However, if in the absence of this paragraph, Party B would otherwise be required to pay such amounts, Party A will have the right, but not the obli-gation, to transfer its rights and obligations under this Agreement to another of its Offices or Affili-ates or third party such that no Indemnifiable Tax would be imposed, subject to the notice and con-sent provi-sions set forth in Section 6(b)(ii).

(d)
No Petition. Party A covenants and agrees that prior to the date that is one year and one day after the payment in full of (i) all of the Notes and any other securities issued by Party B and (ii) any other securities issued by a trust as to which Ford Credit Auto Receivables Two LLC is a depositor (or, if later, the expiration of all applicable preference periods under the United States Bankruptcy Code or other applicable law), it will not institute against, or join with any other Person in instituting against, Party B or Ford Credit Auto Receivables Two LLC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under United States federal or state bankruptcy or similar law in connection with any obligations under this Agreement. The provisions of this paragraph will survive the termination of this Agreement.

(e)	Limited Recourse; Subordination.

(i)
Notwithstanding anything to the contrary contained in this Agreement, the obligations of Party B under this Agree-ment and any Transaction hereunder are solely the obligations of Party B and will be payable solely to the extent of funds received by and available to Party B in accordance with the priority of payment provisions under the Indenture and on the Payment Dates specified therein. Party A acknowledges that Party B has pledged its assets constituting the Indenture Trust Estate to the Indenture Trustee. Upon exhaustion of the assets of Party B and the proceeds thereof in accordance with the Indenture and the Sale and Servicing Agreement, Party A will not be entitled to take any further steps against Party B to recover any sums due but unpaid under this Agreement, all claims in respect of which will be extinguished. No recourse may be taken for the payment of any amount owing in respect of any obligation of, or claim against, Party B arising out of or based upon this Agreement or any Transaction against any holder of a bene-ficial interest, employee, officer or Affiliate of Party B and, except as specifically provided in this Agreement, no recourse may be taken for the payment of any amount owing in respect of any obligation of, or claim against, Party B based on or arising out of this Agreement against the Administrator (as defined in the Administration Agreement), Ford Credit Auto Receivables Two LLC or any stockholder, holder of a beneficial interest, employee, officer, director, incorporator or Affiliate of such person; provided, however, that the foregoing will not relieve any such person or entity from any liability they might otherwise have as a result of their gross negligence or willful misconduct.

(ii)	The parties intend that Part 5(e)(i) of this Schedule constitute an enforceable subordination agreement under Section 510(a) of the Bankruptcy Code and will survive the termination of this Agreement.

(f)
Party B Pledge. Notwithstanding Section 7 to the contrary, Party A acknowledges that Party B will pledge its rights under this Agreement to the Indenture Trustee for the benefit of the Noteholders pursuant to the Indenture and agrees to such pledge. The Indenture Trustee will not be deemed to be a party to this Agreement, provided, however, the Indenture Trustee, acting on behalf of the holders of the Notes, will have the right to enforce this Agreement against Party A. Party A will be entitled to rely on any notice or communication from the Indenture Trustee to that effect. Party A acknowledges that Party B will pledge substantially all its assets to the Indenture Trustee for the benefit of the Noteholders and Party A and that all payments hereunder, including payments on early termination, will be made in accordance with the priority of payment provisions of the Indenture and the Sale and Servicing Agreement and on the Payment Dates specified therein.

(g)
Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, will be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof will continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties to this Agreement.

(h)
Recording of Conversations. Each party (i) consents to the recording of the telephone conversa-tions of the trad-ing and marketing personnel of the parties in connec-tion with this Agreement and any potential or actual Transac-tion and (ii) agrees to obtain any necessary con-sent of, and to give notice of such recording to, its personnel.

(i)
Consent by Party A to Amendments to Certain Documents. Before any amendment, modification or supplement is made to the Indenture or the Purchase Agreement or the Sale and Servicing Agreement that (i) would materially adversely affect any of Party A’s rights or obligations under this Agreement or any Transaction or (ii) modify the obligations or impair the ability of Party B to fully perform any of Party B’s obligations under this Agreement or any Transaction in such a way that would materially adversely affect any of Party A’s rights or obligations under this Agreement or any Transaction, Party B will provide Party A with a copy of the proposed amendment, modification or supplement and will obtain the consent of Party A prior to its adoption, which consent will not be unreasonably withheld, provided that Party A’s consent will be deemed to have been given if Party A does not object in writing within 10 Business Days of receipt of a written request for such consent.

(j)
Set-off. Notwithstanding any provision of this Agreement or any other existing or future agreements, each of Party A and Party B irrevocably waives as to itself any and all contractual rights it may have to set off, net, recoup or otherwise withhold or suspend or condition its payment or perfor-mance of any obligation to the other party hereto arising outside of this Agreement (which Agreement includes the Master Agreement to which this Schedule is attached, this Schedule and the Confirmations hereto). This Part 5(j) will not affect the rights and obligations of the Parties pursuant to Section 2(c) (Netting).

(k)
Limitation of Liability of Owner Trustee. Notwithstanding anything contained in this Agreement to the contrary, this instrument (and any Confirmation pursuant to this instrument) has been or will be signed on behalf of Party B by U.S. Bank Trust National Association not in its individual capacity but solely in its capacity as Owner Trustee of Party B and in no event will U.S. Bank Trust National Association in its individual capacity or any beneficial owner of Party B have any liability for the representations, warranties, covenants, agreements or other obligations of Party B under this Agreement or under any such Confirmation, as to all of which recourse will be had solely to the assets of Party B. For all purposes of this Agreement and any Confirmation, in the performance of any duties or obligations of Party B hereunder, the Owner Trustee will be subject to, and entitled to the benefits of, the terms and provisions of the Trust Agreement; provided, however, that the foregoing will not relieve the Owner Trustee from any liability it might otherwise have under the Trust Agreement as a result of its gross negligence or willful misconduct.

(l)
Definitions. Unless otherwise specified in a Confirmation, this Agreement and the relevant Transaction between the parties are subject to the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc., and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are incorpo-rated by reference in and will be deemed a part of this Agreement, except that references in the Definitions to a “Swap Transaction” will be deemed references to a “Transaction” for purposes of this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail. In the event of any inconsistency between the provision of any Confirmation and this Agreement or the Definitions, such Confirmation will prevail for the purpose of the relevant Transaction.

Additional Defined Terms. Capitalized terms used but not defined in this Agreement (including this Schedule) or any Confirmation are defined in the Sale and Servicing Agreement dated as of February 1, 2006 (including Appendix A to such Sale and Servicing Agreement), as amended, supplemented or otherwise modified, among Party B, Ford Motor Credit Company as Servicer and Ford Credit Auto Receivables Two LLC as Depositor.

(m)
Counterparty Rating Withdrawal or Reduction. In the event that (w) Party A’s long- or short term unsecured and unsubordinated debt rating (or bank deposit rating) is withdrawn or reduced below “A” or “A-1” by S&P (or if it has no short term unsecured debt rating by S&P, a long term unsecured debt rating of "A+") (x) either (i) Party A’s long term unsecured and unsubordinated debt rating is withdrawn or reduced below “Aa3” by Moody’s and Party A does not have a short-term unsecured and unsubordinated debt rating of “P-1” or above or (ii) Party A’s long or short-term unsecured and unsubordinated debt rating is withdrawn or reduced below “A1” or “P-1” by Moody’s, or (y) Party A’s long term unsecured and unsubordinated debt rating is withdrawn or reduced below “A” by Fitch (such rating thresholds in clauses (w), (x), and (y), “Approved Rating Thresholds”), within 30 days of such rating withdrawal or downgrade (unless each such Rating Agency has reconfirmed the rating of each Class of Notes which was in effect immediately prior to such withdrawal or downgrade), Party A will (i) assign each Transaction to another counterparty with the Approved Rating Thresholds and approved by Party B (which approval will not be unreasonably withheld) on terms identical to this Schedule and the related Confirmation, (ii) obtain a guaranty, or a contingent agreement of, another person with Approved Rating Thresholds to honor Party A’s obligations under this Agreement, provided that such other person is approved by Party B (which approval will not be unreasonably withheld), (iii) post mark-to-market collateral, pursuant to a collateral support agreement acceptable to Party B, which will be sufficient to restore any downgrade or withdrawal in the ratings of each Class of Notes issued by Party B attributable to Party A's failure to comply with the Approved Rating Thresholds, or (iv) establish any other arrangement satisfactory to Party B and to the applicable Rating Agency, in each case, sufficient to satisfy the Rating Agency Confirmation. However, Party A will be required to take the action described in clause (i), (ii) or (iv) above, in any event, if Party A fails to have either (A) a short-term unsecured debt rating of at least “A-3” by S&P or, if Party A does not have a short-term rating by S&P, a long-term unsecured debt rating of at least “BBB-” by S&P or (B) a long-term unsecured debt rating of at least “BBB-” by Fitch. All costs and expenses in connection with effecting any arrangements pursuant to clauses (i), (ii), (iii) or (iv) will be for the account of Party A.

(n)
Approval of Amendments or Assignment. No amendments to this Agree-ment will be effected, nor may the rights and obligations of Party A be transferred or as-signed, without the prior writ-ten con-fir-ma-tion of each Rating Agen-cy that such amend-ment, transfer or assignment will not cause such Rating Agency to reduce or withdraw its then current rating on any of the Notes.

(o)	Regulation AB Financial Disclosure.

Party A acknowledges that for so long as there are reporting obligations with respect to any Transaction under this Agreement under Regulation AB, the Depositor is required under Regulation AB to disclose certain information set forth in Regulation AB regarding Party A or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and any other derivative contracts between Party A or its group of affiliated entities, if applicable, and Party B, as calculated from time to time in accordance with Item 1115 of Regulation AB.

If the Depositor determines, reasonably and in good faith, that the significance percentage of this Agreement has increased to 9%, then on any Business Day after the date of such determination the Depositor may request from Party A the same information set forth in Item 1115(b) of Regulation AB that would have been required if the significance percentage had in fact increased to 10% (such request, a “Swap Financial Disclosure Request” and such requested information, subject to the last sentence of this paragraph, the “Swap Financial Disclosure”). Party A and Party B further agree that the Swap Financial Disclosure provided to meet the Swap Financial Disclosure Request will be the information set forth in Item 1115(b)(1) or Item 1115(b)(2) of Regulation AB, as applicable.

Upon the occurrence of a Swap Financial Disclosure Request, Party A, at its own expense, shall within 30 days after receipt of such Swap Financial Disclosure Request (or within 10 days after Party A being informed of the significance percentage reaching 10% after such Swap Financial Disclosure Request): (i) provide the Depositor with the Swap Financial Disclosure, (ii) subject to Rating Agency Confirmation and approval by Party B (which approval will not be unreasonably withheld), secure another entity to replace Party A as party to this Agreement on terms substantially similar to this Agreement which entity is able and will provide the Swap Financial Disclosure for such entity within the time period specified above or (iii) subject to Rating Agency Confirmation and approval by Party B (which approval will not be unreasonably withheld), obtain a guaranty of Party A’s obligations under this Agreement from an affiliate of Party A that is able to provide the Swap Financial Disclosure for such affiliate, such that disclosure provided in respect of the affiliate will satisfy any disclosure requirements applicable to Party A, and cause such affiliate to provide Swap Financial Disclosure within the time period specified above. If permitted by Regulation AB, any required Swap Financial Disclosure may be provided by incorporation by reference from reports filed pursuant to the Exchange Act.

p.
Agency Role of Greenwich Capital Markets, Inc. In connection with this Agreement, Greenwich Capital Markets, Inc. has acted as agent of Party A. Greenwich Capital Markets, Inc. has not guaranteed and is not otherwise responsible for the obligations of Party A under this Agreement

*    *    *

EXECUTED:

FORD CREDIT AUTO OWNER TRUST		THE ROYAL BANK OF SCOTLAND PLC
2006-A

By:	U.S. BANK TRUST	By: GREENWICH CAPITAL MARKETS, INC.,
	NATIONAL ASSOCIATION,	as its Agent
not in its individual capacity
but solely as Owner Trustee

By:	/s/ Barbara A. Nastro	By:	/s/ J Mather
Name: Barbara A. Nastro		Name: James V. Mather
Title: Vice President		Title: Managing Director

Date: February 14, 2006		Date: February 14, 2006

[Signature Page for Swap Schedule]